Exhibit 99.1

FOR IMMEDIATE RELEASE

JEFFREY BELK JOINS INTERDIGITAL BOARD AS INDEPENDENT DIRECTOR

KING OF PRUSSIA, PA — March 30, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced the election of Jeffrey K. Belk to its Board of Directors, effective March 30, 2010.

Mr. Belk, a longtime technology executive and visionary and current Managing Director of ICT168 Capital, LLC, brings to InterDigital® nearly three decades of experience in a broad range of technology sectors, including personal computing, software, wireless devices, and mobile broadband. Prior to founding ICT168 Capital in early 2008, Mr. Belk served as Senior Vice President of Strategy and Market Development at Qualcomm, Inc., focused on driving strategies for accelerating mobile broadband adoption. From 2000 through 2006, as Qualcomm’s Senior Vice President of Marketing, Mr. Belk led the team responsible for all facets of the company’s corporate messaging, communications, and marketing worldwide. Other roles at Qualcomm during his almost fourteen-year tenure included Senior Vice President and General Manager of Qualcomm Eudora Products, the company’s award-winning email client, and Vice President, Marketing, of Qualcomm Consumer Products, where he initiated global branding and communications efforts.

Terry Clontz, Chairman of the Board, stated, “We are delighted to welcome Jeff to InterDigital’s Board of Directors. Jeff brings exactly the right expertise essential for helping to guide the strategic direction of InterDigital. His experience, industry knowledge, and reputation in the mobile broadband industry establish him as a tremendous asset to the company. I am confident Jeff’s contribution will bring fresh perspectives, and my fellow Directors and I look forward to working with him.”

Currently, Mr. Belk leads ICT168 Capital, LLC, a venture he founded in 2008 to focus on developing and guiding global growth opportunities in the information and communications technology space. Mr. Belk serves on the Boards of Directors of Peregrine Semiconductor and the Wireless Life Sciences Alliance, and on the Advisory Boards of CommNexus, VRINGO, Roundbox, and NetroCity.

Prior to joining Qualcomm, Mr. Belk spent 10 years in the PC industry’s early growth stages, primarily with Proxima Corporation, a company he joined in 1983, when the company had fewer than 25 employees. There he held several distribution, product management, and international roles up until the company’s IPO in the early 1990s. He earned his Bachelor of Arts degree in Economics from the University of California, San Diego, and his Master of Business Administration from the Paul Merage School of Business at the University of California, Irvine.

Mr. Belk, an independent director, was elected for a term expiring at the company’s 2010 Annual Meeting of Shareholders, at which time his continued Board service will be subject to re-nomination and shareholder approval. In addition, the Board of Directors has announced new committee assignments, appointing Mr. Belk to serve on the Audit Committee, replacing Mr. Clontz. The company’s Board of Directors now totals six members.

About InterDigital

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide.  We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment.  InterDigital has licenses and partnerships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

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